AFFIDAVIT

I, Godfrey (Geoff) Waterhouse, businessman, of 5302-E Memorial Drive,
Suite 1407 at Stone Mountain, Georgia, hereby make oath and say as follows;

1)   That I am the President of The Finsure House, Inc.

2) That I am the attorney-of-fact for Eastern General Insurance Company Limited of Karachi, Pakistan; and

3)   That I am a director of Union Insurance Company of Pakistan Limited; and

4)   That I verily believe the following information to be true:

     Eastern General Insurance Company Limited has reinsurance with Munich Re. and Swiss Re. currently in full force. In the event that Eastern General Insurance Company would default on their Financial Guarantee Bond, the reinsurance companies will pay in accordance to the surety limits of Five Hundred Million US Dollars (US$500,000,000.00) per bond issued by Eastern General Insurance Company Limited. The retrocessionaires are Munich Re. seventy-five percent (75%) and Swiss Re. twenty-five percent (25%).

     Munich Re. whose headquaters offices are located at Hong Kong are acting by and through its authorized agent, Pakistan Insurance Corporation, whose telephone number is (9221) 7212161 and facsimile number is (9221)7212161 and the reference policy number is AO/2772024/12/97,

     Swiss Re. whose headquarters offices are located at Switzerland are acting by and through its authorized agent, Pakistan Insurance Corporation, whose telephone number is (9221) 7212161 and facsimile number is (9221) 7212161 and the reference policy number is TA/535/12/97

Sworn to and sunscribed before
me at the City of Stone Mountain
in the State of Georgia this 27th               /s/ Godfrey (Geoff) Waterhouse
day of April, 1998.                             Godfrey (Geoff) Waterhouse

/s/John C. Parris
John C. Parris
Notary Public Commission Expires 2002

                                                         Verified and Agreed
/SEALED/
NOTARY PUBLIC SEAL                                     /s/ Dabir Hussain
DEKALB COUNTY, GA                                      Dabir Hussain
                                                       Assistant Manager
                                                       Treaty & CR.

                                                                    /SEALED/
                                                              Pakistan Insurance
                                                                 Corporation